Prospectus

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-175157

GMX RESOURCES INC.

3,542,091 Shares of Common Stock

This prospectus relates to the resale of up to 3,542,091 shares of common stock, par value $0.001 per share, of GMX Resources Inc. that may be offered and sold from time to time by the selling shareholders named in this prospectus.

The selling shareholders and certain transferees may offer and sell from time to time the shares of common stock at market prices, in negotiated transactions or otherwise, or distribute all or a portion of the shares to its shareholders. The timing and amount of any sale are within the sole discretion of the selling shareholders. The selling shareholders may sell the shares of common stock directly or through underwriters, brokers or dealers or through a combination of these methods. The selling shareholders will pay commissions or discounts to underwriters, brokers or dealers in amounts to be negotiated prior to the sale. We will not receive any of the proceeds from the sale of the shares covered by this prospectus. See “Plan of Distribution” on page 10 for more information on this topic.

Investing in our securities involves risks. You should read this prospectus carefully before you invest, including the “Risk Factors” on page 2 of this prospectus.

Our common stock is listed on The New York Stock Exchange under the symbol “GMXR.” On June 23, 2011, the closing sale price of our common stock on The New York Stock Exchange was $4.36 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 8, 2011

You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. We have not authorized any other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders are not making an offer to sell the securities covered by this prospectus in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any accompanying prospectus supplement to “GMX,” “we” or “our” are to GMX Resources Inc. and its subsidiaries.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using a “shelf” registration process. Under this shelf registration process, the selling shareholders may, from time to time, sell the common stock described in this prospectus in one or more offerings. This prospectus does not contain all of the information included in the registration statement. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should carefully read this prospectus and the related exhibits filed with the SEC together with the additional information described below under the headings “Incorporation by Reference “ and “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and copy charges. Also, using our website, http://www.gmxresources.com, you can access electronic copies of documents we file with the SEC, including the registration statement of which this prospectus is a part, our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K and any amendments to those reports. Information on our website is not incorporated by reference in this prospectus. You may also request a copy of those filings, excluding exhibits, at no cost by writing, emailing or telephoning Investor Relations at our principal executive office, which is 9400 North Broadway, Suite 600, Oklahoma City, OK 73114, avanhorn@gmxresources.com, or (405) 600-0711.

We have filed with the SEC a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), that registers the distribution of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You may obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above.

INCORPORATION BY REFERENCE

The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

The following documents we filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 11, 2011 (as amended by Form 10-K/A on September 1, 2011 and Form 10-K/A on October 27, 2011);

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our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, filed with the SEC on May 10, 2011, June 30, 2011, filed with the SEC on August 9, 2011, and September 30, 2011, filed with the SEC on November 8, 2011;

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our Current Reports on Form 8-K, as filed with the SEC on January 20, 2011, January 28, 2011, February 1, 2011, February 1, 2011, February 3, 2011, (as amended by Form 8-K/A on February 4, 2011), February 8, 2011, February 9, 2011, March 2, 2011, March 3, 2011, March 24, 2011, April 13, 2011, May 4, 2011, May 27, 2011, August 4, 2011, and November 3, 2011 (as amended by Form 8-K/A on November 3, 2011); and

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the description of our common stock and preferred stock purchase rights contained in our Registration Statement on Form 8-A filed with the SEC on December 14, 2009, including any amendments or reports filed for the purpose of updating such descriptions.

Notwithstanding the foregoing, information that we elect to furnish, but not file, or have furnished, but not filed, with the SEC in accordance with SEC rules and regulations is not incorporated into this prospectus and does not constitute a part hereof.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information that we elect to furnish, but not file, or furnish, but do not file, with the SEC in accordance with SEC rules and regulations) subsequent to the date of this prospectus and prior to the termination of the offering of the securities shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon written or oral request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus at no cost to the requestor. Inquiries should be directed to: Investor Relations, 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma 73114, (405) 600-0711.

FORWARD-LOOKING STATEMENTS

All statements made in this prospectus other than purely historical information are “forward-looking statements” within the meaning of the federal securities laws. These statements reflect expectations and are based on historical operating trends, proved reserve positions and other currently available information. Forward-looking statements include statements regarding future plans and objectives, future exploration and development expenditures and number and location of planned wells and statements regarding the quality of our properties and potential reserve and production levels. These statements may be preceded or followed by or otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “continues,” “plans,” “estimates,” “projects” or similar expressions or statements that events “will,” “should,” “could,” “might” or “may” occur. Except as otherwise specifically indicated, these statements assume that no significant changes will occur in the operating environment for oil and natural gas properties and that there will be no material acquisitions or divestitures except as otherwise described.

The forward-looking statements in this prospectus are subject to all the risks and uncertainties that are described in this prospectus. We may also make material acquisitions or divestitures or enter into financing transactions. None of these events can be predicted with certainty and are not taken into consideration in the forward-looking statements.

For all of these reasons, actual results may vary materially from the forward-looking statements, and we cannot assure you that the assumptions used are necessarily the most likely. We will not necessarily update any forward-looking statements to reflect events or circumstances occurring after the date the statement is made except as may be required by federal securities laws.

There are a number of risks that may affect our future operating results and financial condition. Factors that could cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following:

•	uncertainties inherent in making estimates of our oil and natural gas data;

•	the volatility of oil prices;

•	discovery and development of oil reserves;

•	projected and targeted capital expenditures and other costs, commitments and revenues;

•	current and future government regulation of the oil and natural gas industry, including without limitation regulation of drilling practices, including hydraulic fracturing;

•	cost of compliance with laws and regulations;

•	changes in environmental, climate change, or natural resource laws or the implementation of those laws;

•	environmental liabilities;

•	greenhouse gas or climate change regulation;

•	potential public opposition to, or controversy directed at, oil and gas drilling practices;

•	potential liabilities inherent in oil and natural gas operations;

•	geological, technical, drilling and processing problems;

•	competition;

•	our ability to find, acquire or gain access to other discoveries and prospects and to successfully develop our current discoveries and prospects;

•	the availability and cost of drilling rigs, production equipment, supplies, personnel and oilfield services;

•	drilling risks and operational hazards;

•	the availability and cost of developing appropriate infrastructure around and transportation to our discoveries and prospects;

•	the ability to obtain financing;

•	our dependence on our key management personnel and our ability to attract and retain qualified personnel;

•	our vulnerability to severe weather events; and

•	the cost and availability of adequate insurance coverage.

You are urged to carefully consider these factors and the “Risk Factors” on page 2 of this prospectus. All forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statements.

THE COMPANY

GMX Resources Inc. is an independent oil and gas company historically engaged in the exploration, development and production of oil and gas from the Upper Bossier, Middle Bossier and Haynesville/Lower Bossier layers of the Bossier formation (the “Haynesville/ Bossier Shale”) and Cotton Valley Sands in the Schuler formation, in the Sabine Uplift of the Carthage, North Field of Harrison and Panola Counties of East Texas (our “historic core area”).

During 2010, we made a strategic decision to acquire new acreage in oil focused basins that would add new resource plays to our portfolio and reduce our natural gas concentration by providing us with more liquid hydrocarbon opportunities. These efforts led to our February 2011 and April 2011 acquisitions of undeveloped acreage in two of the leading oil resource plays in the U.S., the Bakken/Sanish-Three Forks formation located in the Williston Basin of North Dakota/Montana and Niobrara formation located in the Denver Julesburg Basin of Wyoming. With the acquisition of the liquids-rich (estimated 90% oil) Bakken and Niobrara acreage, we will have better flexibility to deploy capital based on a variety of economic and technical factors, including well costs, service availability, take-away capacity and commodity prices (including differentials applicable to the basin).

During the second quarter of 2011, we began to shift our operating focus from our historic core area into the Bakken/Sanish-Three Forks and Niobrara formations. We currently intend to commence drilling and participating in wells in the Bakken/Sanish-Three Forks area and Niobrara area in the third quarter. We intend to continue selective acquisitions of additional acreage in these project areas and in other areas in the normal course of business, and to continue a prudent drilling program to convert our unproved reserves to proved reserves.

We have three subsidiaries: Diamond Blue Drilling Co., which owns three conventional drilling rigs in our core area; Endeavor Pipeline Inc., which operates our natural gas gathering system in our historic core area; and Endeavor Gathering, LLC, which owns the natural gas gathering system and related equipment operated by Endeavor Pipeline. Kinder Morgan Endeavor LLC owns 40% interest in Endeavor Gathering.

Our principal executive office is located at 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma, 73114 and our telephone number is (405) 600-0711.

RISK FACTORS

Investing in our common stock involves risk. Before making an investment decision, you should carefully consider the risk factors below, together with the risk factors included in Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2010, the risk factors and other information contained in our subsequent filings under the Exchange Act and all of the other information included in, or incorporated by reference into, this prospectus or any prospectus supplement.

We are subject to various legal proceedings and claims arising in the normal course of business. The cost of our defending these lawsuits and any future lawsuits, and any resulting judgments, could have a material adverse effect upon our business and financial condition.

We are party to various legal actions arising in the normal course of business. Matters that are probable of unfavorable outcome to the Company and which can be reasonably estimated are accrued. Such accruals are based on information known about the matters, our estimates of the outcomes of such matters, and our experience in contesting, litigating, and settling similar financial position or results of operations after consideration of recorded accruals.

We and certain of our officers are named as defendants in a putative class action lawsuit filed by purported stockholders of the Northumberland County Retirement System and Oklahoma Law Enforcement Retirement System in the District Court in Oklahoma County, Oklahoma, purportedly on March 10, 2011. Certain underwriters of our July 2008, May 2009 and October 2009 public offerings are also named as defendants in such action. Discovery requests and summons were filed and issued, respectively, in late April 2011. The complaint alleges that the registration statement and the prospectus for such offerings contained material misstatements and omissions and seeks damages under Sections 11, 12 and 15 of the Securities Act of 1933, as amended, of an unspecified amount and unspecified equitable relief. Defendants removed the case to federal court on May 12, 2011 and filed motions to dismiss on June 20, 2011. Plaintiffs filed a motion to remand the case to state court on June 10, 2011. Briefing on these motions is expected to be complete in July 2011. We are currently unable to assess the probability of loss or estimate a range of potential loss, if any, associated with this securities class action case, which is at an early stage. No assurance can be given regarding the outcome of these legal proceedings, and additional claims may arise in the future.

Depending on the outcome of legal proceeding and claims, we may be required to pay material damages and fines, consent to injunctions on future conduct, or suffer other penalties, remedies or sanctions that could have a material adverse effect on our business and financial condition. In addition, our attention may be diverted from our ordinary business operations and we may incur significant expenses as a result of our defense of such claims (including substantial fees of lawyers and other professional advisors and potential obligations to indemnify officers and others who are parties to such actions), which could have a material adverse effect on our business and financial condition.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered and sold by the selling shareholders pursuant to this prospectus. All proceeds from the sale of the shares of common stock will be for the account of the selling shareholders.

SELLING SHAREHOLDERS

On April 28, 2011, we issued the shares of common stock to Arkoma Bakken, LLC, Long Properties Trust and Reynolds Drilling Co., Inc., the selling shareholders, as partial consideration for our acquisition of certain working and revenue interests in undeveloped acreage located in McKenzie and Dunn Counties, North Dakota in the Bakken formation from the selling shareholders, pursuant to the Lease Acquisition Agreement, dated January 24, 2011, by and among GMX Resources Inc. and the selling shareholders (the “Lease Acquisition Agreement”). In connection with the Lease Acquisition Agreement, we entered into a stockholder and registration rights agreement with the selling shareholders, dated April 28, 2011 (the “Stockholder and Registration Rights Agreement”), pursuant to which we granted the selling shareholders certain registration rights relating to the resale of the shares of common stock received by them in this transaction and piggyback registration rights in the event we propose to offer and sell shares of our common stock in an underwritten public offering during the effective period of the Stockholder and Registration Rights Agreement. The selling shareholders agreed, pursuant to the Stockholder and Registration Rights Agreement, not to offer, sell, pledge or otherwise dispose of, directly or indirectly, the shares of common stock offered by this prospectus for six months following April 28, 2011. We have filed the registration statement of which this prospectus forms a part in order to comply with our obligations under the Stockholder and Registration Rights Agreement.

The following table sets forth the information regarding each of the selling shareholders and the number of shares of common stock each of the selling shareholders is offering under this prospectus. The information included in the table has been furnished to us by or on behalf of the selling shareholders for inclusion in this prospectus. Each of the selling shareholders has indicated to us that it has not had, and to our knowledge it has not had, a material relationship with us (other than the transaction under which they acquired the shares of common stock from us) within the three-year period immediately preceding June 27, 2011 and that it is not a broker-dealer admitted to membership in the Financial Industry Regulatory Authority.

The selling shareholders named below may have sold, transferred or otherwise disposed of all or a portion of its shares of common stock since the date on which it provided the information regarding its common stock in registered transactions or in transactions exempt from the registration requirements of the Securities Act. Information concerning the selling shareholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. The term “selling shareholders” includes donees, pledgees, transferees, or other successors-in-interest selling common stock received from a named selling shareholder as a gift, pledge or other non-sale related transfer after the date of this prospectus. Under the rules of the SEC, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. The information regarding common stock beneficially owned after the offering assumes the sale of all common stock covered by this prospectus. The percentage ownership data is based on 59,975,073 shares of our common stock issued and outstanding as of June 24, 2011.

	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Shares of Common Stock Beneficially Owned After the Offering
Name			Number	Percentage of Class
Arkoma Bakken, LLC	1,416,836	1,416,836	0	0%
Long Properties Trust	1,416,836	1,416,836	0	0%
Reynolds Drilling Co., Inc.	708,419	708,419	0	0%

Voting and dispositive power over the shares owned by Arkoma Bakken, LLC is held by Mark S. Kelldorf. Voting and dispositive power over the shares owned by Long Properties Trust is held by Larry T. Long. Voting and dispositive power over the shares owned by Reynolds Drilling Co., Inc. is held by Terry Pat Reynolds.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are currently authorized to issue up to 100,000,000 shares of common stock, par value $0.001 per share. As of June 24, 2011, we had issued and outstanding 59,975,073 shares of our common stock.

Holders of common stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of shareholders and are not entitled to cumulate votes for the election of directors. Holders of common stock do not have preemptive rights to subscribe for additional shares of common stock issued by us.

Holders of our common stock are entitled to receive dividends as may be declared by the board of directors out of funds legally available therefor. Under the terms of our revolving credit facility and senior secured notes, we may not pay dividends on shares of our common stock. In the event of liquidation, holders of the common stock are entitled to share pro rata in any distribution of our assets remaining after payment of liabilities, subject to the preferences and rights of the holders of any outstanding shares of our preferred stock. All of the outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Our certificate of incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $0.001 per share, in one or more series. We have designated 25,000 of such shares as Series A Junior Participating Preferred Stock in connection with our Rights Plan.

We have also designated 6,000,000 of such shares as 9.25% Series B Cumulative Preferred Stock (“9.25% Preferred Stock”), of which 3,176,734 shares were issued and outstanding as of June 24, 2011. The 9.25% Preferred Stock has a dividend preference of $2.3125 per share per year, which must be satisfied before we may pay any dividends on any junior securities, including our common stock. The 9.25% Preferred Stock also has a liquidation preference entitling the holders thereof to receive the $25 stated value per share of 9.25% Preferred Stock, plus all accrued and unpaid dividends prior to any funds being available for distribution in liquidation to the holders of our junior securities, including our common stock. We may redeem the 9.25% Preferred Stock at our option after September 30, 2011, and we are required to redeem the 9.25% Preferred Stock upon any change of control involving our Company other than to a qualifying public company or upon certain changes in our management that result in Ken L. Kenworthy, Jr. no longer serving as our Chief Executive Officer. The holders of 9.25% Preferred Stock have voting rights in certain limited circumstances.

The board of directors is authorized, without any further action by shareholders, to determine the rights, preferences, privileges and restrictions of any series of preferred stock, the number of shares constituting any such series, and the designation thereof. The rights of holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future.

Depository Shares

We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock.

Description of Depository Shares

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us to be the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be issued to those persons who purchase the fractional interests in the preferred stock underlying the depositary shares, in accordance with the terms of the offering. The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the forms of the deposit agreement and depositary receipts that may be filed as exhibits to the registration statement in the event we issue depositary shares.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to record holders of depositary shares relating to that preferred stock in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Redemption of Depository Shares

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock. Whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding, and all rights of holders of those depositary shares will cease, except the right to receive any money, securities, or other property upon surrender to the depositary of the depositary receipts evidencing those depositary shares.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to record holders of the depositary shares underlying that preferred stock. Each record holder of those depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock underlying that holder’s depositary shares. The depositary will try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from holders of depositary shares underlying the preferred stock.

Amendment and Termination of the Depository Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of holders of depositary shares will not be effective unless the amendment has been approved by holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (i) all outstanding depositary shares have been redeemed or (ii) there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to holders of depositary receipts.

Resignation and Removal of the Depository

The depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of its appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

Miscellaneous

The depositary will forward to holders of depository receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to the performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Anti-takeover Effects of Certain Provisions of our Certificate of Incorporation and Bylaws, Oklahoma Law and our Rights Plan

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our bylaws provide that shareholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. With respect to the nomination of directors, to be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices (i) with respect to an election of directors to be held at an annual meeting of shareholders, not later than 90 days nor more than 120 days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of shareholders of the company and (ii) with respect to an election of directors to be held at a special meeting of shareholders, not earlier than 90 days prior to such special meeting and not later than the close of business on the later of the seventieth day prior to such special meeting or the tenth day following the day on which public announcement of the date of the special meeting is first made. With respect to other business to be brought before an annual meeting of shareholders, to be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not later than 90 days nor more than 120 days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of shareholders of the company. Our bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may preclude shareholders from bringing matters before an annual meeting of shareholders or from making nominations for directors at an annual meeting of shareholders or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

No Cumulative Voting

The Oklahoma General Corporation Act (“OGCA”) provides that shareholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not expressly provide for cumulative voting. Under cumulative voting, a minority shareholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors.

Authorized but Unissued Shares

Our amended and restated certificate of incorporation provides that the authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval, subject to various limitations imposed by the NYSE. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

Amendment of Bylaws

Our certificate of incorporation permits our board of directors to adopt, amend and repeal our bylaws. Our bylaws do not permit shareholders to amend the bylaws.

Oklahoma Business Combination Statute

Under the terms of our amended and restated certificate of incorporation and as permitted under the OGCA, we have elected not to be subject to Section 1090.3 of the OGCA. In general this section prevents an “interested shareholder” from engaging in a “business combination” with us for three years following the date the person became an interested shareholder, unless:

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prior to the date the person became an interested shareholder, our board of directors approved the transaction in which the interested shareholder became an interested shareholder or approved the business combination;

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upon consummation of the transaction that resulted in the interested shareholder becoming an interested shareholder, the interested shareholder owns stock having at least 85% of all voting power at the time the transaction commenced, excluding stock held by our directors who are also officers and stock held by certain employee stock plans; or

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on or subsequent to the date of the transaction in which the person became an interested shareholder, the business combination is approved by our board of directors and authorized at a meeting of shareholders by the affirmative vote of the holders of two-thirds of all voting power not attributable to shares owned by the interested shareholder.

An “interested shareholder” is defined, generally, as any person that owns stock having 15% or more of all of our voting power, any person that is an affiliate or associate of us and owned stock having 15% or more of all of our voting power at any time within the three-year period prior to the time of determination of interested shareholder status, and any affiliate or associate of such person.

A “business combination” includes:

•	any merger or consolidation involving us and an interested shareholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an interested shareholder of 10% or more of our assets;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by us of any of our stock to an interested shareholder;

•	any transaction involving us that has the effect of increasing the proportionate share of the stock of any class or series or voting power owned by the interested shareholder;

•	the receipt by an interested shareholder of any loans, guarantees, pledges or other financial benefits provided by or through us; or

•	any share acquisition by the interested shareholder pursuant to Section 1090.1 of the OGCA.

Because we have opted out of this Oklahoma anti-takeover law, any interested shareholder could pursue a business combination transaction that is not approved by our board of directors.

Oklahoma Control Share Statute

Under the terms of our certificate of incorporation and as permitted under the OGCA, we have elected not to be subject to Sections 1145 through 1155 of the OGCA, Oklahoma’s control share acquisition statute. In general, Section 1145 of the OGCA defines “control shares” as our issued and outstanding shares that, in the absence of the Oklahoma control share statute, would have voting power, when added to all of our other shares that are owned, directly or beneficially, by an acquiring person or over which the acquiring person has the ability to exercise voting power, that would entitle the acquiring person, immediately after the acquisition of the shares to exercise, or direct the exercise of, such voting power in the election of directors within any of the following ranges of voting power:

•	one-fifth (1/5) or more but less than one-third (1/3) of all voting power;

•	one-third (1/3) or more but less than a majority of all voting power; or

•	a majority of all voting power.

A “control share acquisition” means the acquisition by any person of ownership of, or the power to direct the exercise of voting power with respect to, “control shares.” After a control share acquisition occurs, the acquiring person is subject to limitations on the ability to vote such control shares. Specifically, Section 1149 of the OGCA provides that under most control share acquisition scenarios, “the voting power of control shares having voting power of one-fifth (1/5) or more of all voting power is reduced to zero unless the shareholders of the issuing public corporation approve a resolution according the shares the same voting rights as they had before they became control shares.” Section 1153 of the OGCA provides the procedures for obtaining shareholder consent of a resolution of an “acquiring person” to determine the voting rights to be accorded the shares acquired or to be acquired in the control share acquisition.

Because we have opted out of the Oklahoma control share statute, any shareholder holding control shares will have the right to vote his or its shares in full in the election of directors.

Rights Plan

In May 2005, our shareholders approved the principal terms of a “rights plan,” we entered into a rights agreement with UMB Bank, n.a. and we declared a dividend of one preferred share purchase “right” for each outstanding share of common stock. The rights trade with, and are inseparable from, our common stock. The rights are evidenced only by the certificates that represent shares of common stock. New rights accompany any new shares of common stock issued after May 31, 2005. Computershare Trust Company, N.A. is the successor rights agent to UMB Bank, n.a. under the rights plan.

The rights plan is designed to ensure that all of our shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to deter potential abusive tactics to gain control of the Company without paying a fair price to all of our shareholders. The rights are intended to enable all of our shareholders to realize the long-term value of their investment in the Company. The rights will not prevent a takeover, but should encourage anyone seeking to acquire us to negotiate with the board of directors prior to attempting a takeover.

The rights generally will be exercisable only if a person or group acquires 20% or more of our common stock or commences a tender offer, the consummation of which would result in ownership by a person or group of 20% or more of the common stock. However, Ken L. Kenworthy, Jr., our Chief Executive Officer, and his wife, Karen M. Kenworthy, who collectively currently own approximately 3.8% of the Company’s outstanding common stock, will not render the rights exercisable unless they collectively own more than 30% of our common stock.

If a person or group acquires 20% or more of our outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right’s then-current exercise price, which is initially $65.00, a number of our common shares having a market value of twice such price. In addition, if we are acquired in a merger or other business combination transaction after a person has acquired 29% or more of our outstanding common stock, each Right will entitle its holder to purchase, at the Right’s then-current exercise price, a number of the acquiring company’s common shares having a market value of twice such price. The acquiring person will not be entitled to exercise these rights.

Prior to the acquisition by a person or group of beneficial ownership of 20% or more of our common stock, the rights are redeemable for one cent per Right at the option of the board of directors. The rights expire on June 1, 2015.

The terms of the rights plan may be amended, or the rights plan may be terminated, by our board of directors without the consent of the holders of the rights. After a person or group becomes an Acquiring Person, our board of directors may not terminate the rights plan or amend the rights plan in a way that adversely affects holders of the rights.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus may be sold by the selling shareholders or their transferees, directly or through brokers, dealers, agents or underwriters, from time to time in:

•	transactions in the over-the-counter market, The New York Stock Exchange, or on one or more exchanges on which the common stock may be listed or quoted at the time of sale;

•	negotiated transactions;

•	transactions otherwise than on The New York Stock Exchange or exchanges;

•	underwritten offerings;

•	distributions to equity security holders, partners or other shareholders of the selling shareholders;

•

a sale to one or more underwriters for resale to the public or to institutional investors in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments;

•	a block trade, in which a broker or dealer attempts to sell common stock as agent but may position and resell a portion of the common stock as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and the subsequent sale by such broker or dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions (which may include long or short sales) and transactions in which the broker solicits purchasers;

•	the pledging of common stock as collateral to secure loans, credit or other financing arrangements and subsequent foreclosure, the disposition of shares of the common stock by the lender thereunder;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers agreeing with the selling shareholders to sell a specified number of such common stock at a stipulated price per share;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	any other method described in an amendment or supplement to this prospectus; or

•	through a combination of these methods of sale.

Sales and transfers of the common stock may be effected from time to time at:

•	fixed prices which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to prevailing market prices;

•	negotiated prices;

•	without consideration; or

•	any other method permitted by law.

The term “selling shareholders” includes donees, pledgees, transferees, or other successors-in-interest selling common stock received from a named selling shareholder as a gift, pledge or other non-sale related transfer after the date of this prospectus.

In connection with sales of the common stock or otherwise, each of the selling shareholders may enter into hedging transactions with broker-dealers or other parties, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. Each of the selling shareholders may also sell common stock short and deliver common stock to close out short positions, or loan or pledge common stock to broker-dealers or other parties that in turn may sell those shares of common stock. If a selling shareholder effects such transactions by selling common stock to or through underwriters, broker-dealers or agents, those underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from such selling shareholder or commissions from purchasers of the common stock for whom they may act as agent or to whom they may sell as principal. Any such discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved.

Each of the selling shareholders may enter into derivative transactions with third parties or sell common stock not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, such third parties (or affiliates of such third parties) may sell common stock covered by this prospectus, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use common stock pledged by such selling shareholder or borrowed from such selling shareholder or others to settle those sales or to close out any related open borrowings of common stock, and may use common stock received from such selling shareholder or others in settlement of those derivatives to close out any related open borrowings of common stock.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the common stock owned by them. If a selling shareholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the common stock from time to time under this prospectus or an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as a selling shareholder under this prospectus. The selling shareholders also may transfer the common stock in other circumstances, including, but not limited to, through a loan or pledge, and the transferees, pledgees or other successors in interest may in turn sell common stock using this prospectus as the selling beneficial owner. Such transferee, pledgee or other successor in interest may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

Direct Sales, Agents, Dealers and Underwriters

Each of the selling shareholders or its transferees may effect transactions by selling the common stock in any of the following ways:

•	directly to purchasers; or

•	to or through agents, dealers or underwriters designated from time to time.

Agents, dealers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or the purchasers of common stock for whom they act as agent or to whom they sell as principals, or both. The agents, dealers or underwriters that act in connection with the sale of common stock might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of common stock as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

Supplements

To the extent required, we will set forth in a supplement to this prospectus filed with the SEC the number of common stock to be sold, the purchase price and public offering price, any new selling shareholder, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering.

State Securities Law

Under the securities laws of some states, the selling shareholders may only sell the common stock in those states through registered or licensed brokers or dealers. In addition, in some states the selling shareholders may not sell the common stock unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.

Expenses, Indemnification

We will not receive any of the proceeds from the sale of the common stock by the selling shareholders and will bear all expenses related to the registration of this offering but will not pay for any underwriting commissions, fees or discounts, if any, or fees of attorneys retained by the selling shareholders. We will indemnify the selling shareholders against some civil liabilities, including some liabilities which may arise under the Securities Act.

In the event of a material change in the plan of distribution disclosed in this prospectus, the selling shareholders will not be able to effect transactions in the common stock pursuant to this prospectus until such time as a post-effective amendment to the registration statement is filed with, and declared effective by, the SEC.

LEGAL MATTERS

The validity of the common stock offered in this prospectus will be passed upon for us by Crowe & Dunlevy, A Professional Corporation, Oklahoma City, Oklahoma.

EXPERTS

The audited consolidated financial statements as of and for the years ended December 31, 2010 and December 31, 2009 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated herein by reference in this prospectus and elsewhere in the registration statement have been so incorporated in reliance on the reports of Grant Thornton LLP, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

Our consolidated financial statements for the year ended December 31, 2008, before the effects of the adjustments to retrospectively apply the changes in accounting described in Note C to the consolidated financial statements included in the Company’s 2009 Annual Report on Form 10-K and Note B to the consolidated financial statements included in the Company’s 2010 Annual Report on Form 10-K (such financial statements before the effects of the retrospective adjustments are not separately included or incorporated by reference in the Prospectus) have been audited by Smith, Carney & Co., p.c., an independent registered public accounting firm. The adjustments to those financial statements to retrospectively apply the changes in accounting principle described in Notes C and B, identified above, have been audited by Grant Thornton LLP, an independent registered public accounting firm. The consolidated financial statements for the year ended December 31, 2008 incorporated in this Prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of (i) Smith, Carney & Co., p.c. solely with respect to those financial statements before the effects of the adjustments to retrospectively apply the changes in accounting described in Notes C and B, identified above and (ii) Grant Thornton LLP solely with respect to the adjustments to those financial statements to retrospectively apply the changes in accounting described in Notes C and B, identified above, given on the authority of such firms as experts in auditing and accounting.

The historical reserve information as of December 31, 2010, prepared by MHA Petroleum Consultants, Inc., has been included herein in reliance upon the authority of such firm as experts with respect to matters contained in such reserve reports. The historical reserve information as of December 31, 2010, prepared by DeGolyer and MacNaughton, has been included herein in reliance upon the authority of such firm as experts with respect to matters contained in such reserve reports.